                                                                     EXHIBIT 4.4



                            LENNOX INTERNATIONAL INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                            (Effective July 29, 1999)

1.                PURPOSE

                  The Lennox International Inc. Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist all employees of Lennox International Inc., a Delaware corporation ("Lennox") and Subsidiaries (as defined in Section 4) (hereinafter collectively referred to as the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in Lennox through the purchase of shares of common stock, par value $.01 per share, of Lennox ("Common Stock"). It is intended that this Plan constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the Code").

2.                ADMINISTRATION OF THE PLAN

                  The Plan shall be administered and interpreted by the Compensation Committee (the "Committee") of the Board of Directors of Lennox (the "Board") or such other committee as may be appointed by the Board or its designee, which Committee shall consist of at least two persons. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe and interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan.

                  The Committee may act by decision of a majority of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting.

3.                NATURE AND NUMBER OF SHARES

                  The Common Stock subject to issuance under the terms of the Plan shall be authorized but unissued shares, previously issued shares reacquired and held by Lennox or shares purchased on the open market. The aggregate number of shares that may be issued under the Plan shall not exceed 825,000 shares of Common Stock. All shares purchased under the Plan, regardless of source, shall be counted against the 825,000 share limitation.

                  In the event of any reorganization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Lennox, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares that may be issued under the Plan, subject to the approval of the Board and in accordance with Section 19.

4.                ELIGIBILITY REQUIREMENTS

                  Each "Employee" (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first "Enrollment Date" (as defined therein) following employment by the Company. Participation in the Plan is voluntary.

                  The following Employees are not eligible to participate in the
Plan:

                  i. Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary (in determining stock ownership of an individual, the rules of Section 424(d) of the Code shall be applied, and the Committee may rely on representations of fact made to it by the Employee and believed by it to be true); and

                  ii. Employees who are customarily employed by the Company less than 20 hours per week or less than five months in any calendar year.

                  "Employee" shall mean any individual employed by Lennox or any Subsidiary (as hereinafter defined). "Subsidiary" shall mean any corporation (a) which is in an unbroken chain of corporations beginning with Lennox if, on or after the Effective Date, each of the corporations other than the last corporation in the chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain and (b) which has adopted the Plan with the approval of the Committee.

5.                ENROLLMENT

                  Each eligible Employee of the Company on July 28, 1999, may enroll in the Plan as of July 29, 1999 (the "Effective Date"). Each other eligible Employee of the Company who thereafter becomes eligible to participate may enroll in the Plan as of January 1, 2000, or, if later, the first January 1 or July 1 following the date he first meets the eligibility requirements of
Section 4. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan as of any subsequent January 1 or July 1. Any eligible Employee may enroll or re-enroll in the Plan as of the dates hereinabove prescribed or such other specific dates established by the Committee from time to time ("Enrollment Dates"). In order to enroll, an eligible Employee must complete, sign and submit the appropriate form to the person designated, or otherwise satisfy any telephonic or electronic enrollment procedure established, by the Committee.

6.                METHOD OF PAYMENT

                  Payment for shares is to be made as of the applicable "Purchase Date" (as defined in Section 9) through payroll deductions on an after-tax basis (with no right of prepayment) over the Plan's designated purchase period (the "Purchase Period"), with the first such deduction commencing as soon as administratively practicable following the Enrollment Date and after the Employee has satisfied the enrollment requirements of Section 5. Each Purchase Period under the Plan except the first shall be a period of six months beginning on each January 1 and July 1 and ending on the following June 30 or December 31 or such other period as the Committee may prescribe. Each participating Employee (hereinafter referred to as a "Participant") will authorize deductions from his pay for each payroll period during the Purchase Period and such amounts will be deducted in conformity with his employer's payroll deduction schedule.

                  Each Participant may elect to make contributions each pay period in amounts not less than one percent of compensation and not more than 10 percent of compensation (or such other percentages as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period). For all purposes of the Plan, compensation shall mean salary or wages plus bonuses, overtime and any commissions paid. In establishing other percentages of permitted contributions, the Committee may take into account the "Maximum Share Limitation" (as defined in Section 8). The rate of contribution shall be designated by the Participant at the time of enrollment.

                  A Participant may elect to increase or decrease the rate of contribution effective as of the first day of a Purchase Period by giving prior written notice to the person designated by the Committee on the appropriate form, or by such other method or procedure prescribed by the Committee. A Participant may not elect to increase or decrease the rate of contribution during a Purchase Period. A Participant may suspend payroll deductions at any time during the Purchase Period, by giving prior written notice to the person designated by the Committee on the appropriate form, or by such other method or procedure prescribed by the Committee. A Participant's election to suspend his payroll deductions will be treated as an election to withdraw his entire contributions for the current Purchase Period. Any Participant who withdraws his contributions will receive, as soon as administratively practicable, the amount accumulated for the Participant during the Purchase Period. All such contributions shall be returned through the normal payroll system. Any Participant who suspends payroll deductions and withdraws contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the next Purchase Period.

                  Except in the case of a Participant's suspension of payroll deductions or termination of employment, and subject in all cases to the Maximum Share Limitation, the amount in a Participant's account at the end of the Purchase Period will be applied to the purchase of Common Stock.

7.                CREDITING OF CONTRIBUTIONS AND DIVIDENDS

                  Contributions shall be credited to a bookkeeping account maintained for such purpose for each Participant as soon as administratively practicable after payroll withholding. Participant contributions will not be maintained in segregated accounts and will not be credited with interest at any time. Except as otherwise provided pursuant to a procedure established by the Committee, dividends on shares held in a Participant's account in the Plan will be used to purchase shares of Common Stock. Purchases of shares with dividends paid on Common Stock held in a Participant's account shall be made on the open market by the entity designated by the Committee to assist it with the administration of the Plan (the "Custodian"); provided, however, that if the Company has notified the Custodian that it is willing to sell authorized but unissued shares or previously issued shares that have been reacquired and held by Lennox, the Custodian shall, at its election, purchase any shares made available by the Company at a price equal to the Fair Market Value of such shares (determined as provided in Section 9) on the business day next preceding the date of such purchase.

8.                GRANT OF RIGHT TO PURCHASE SHARES ON ENROLLMENT

                  Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant by the Company to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment by a Participant in the Plan will constitute a grant by the Company to the Participant of a new opportunity to purchase shares on the Enrollment Date on which such re-enrollment occurs. A Participant who has not (a) terminated employment or (b) withdrawn his contributions from the Plan, will have shares of Common Stock purchased for him on the applicable Purchase Date, and he will automatically be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which such purchase has occurred, unless each Participant notifies the person designated by the Committee in the appropriate manner that he elects not to re-enroll.

                  Each right to purchase shares of Common Stock under the Plan during a Purchase Period shall have the following terms:

                  i. the right to purchase shares of Common Stock during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares on the Purchase Date occurring in the Purchase Period, or (B) the date on which participation of such Participant in the Plan terminates for any reason;

                  ii. payment for shares purchased will be made only through payroll withholding and the application of dividends, if applicable, in accordance with Sections 6 and 7;

                  iii. purchase of shares will be accomplished only in accordance with Section 9;

                  iv.      the price per share will be determined as provided in
                           Section 9;

                  v. the right to purchase shares (taken together with all other such rights then outstanding under this Plan and under any other similar stock purchase plans of the Company) will in no event give the Participant the right to purchase a number of shares during a calendar year in excess of the number of shares of Common Stock derived by dividing $25,000 by the Fair Market Value of the Common Stock (the "Maximum Share Limitation") on the applicable Grant Date determined in accordance with Section 9. If a Participant has purchased less than the maximum number of shares permitted by this paragraph (v) during the first Purchase Period in a calendar year, the maximum number of shares permitted to be purchased by the Participant during the second Purchase Period in such calendar year shall be determined by dividing the Fair Market Value of a share of Common Stock on the Grant Date for the second Purchase Period into the difference between $25,000 and the value of the shares purchased during the first Purchase Period, calculated by using the Fair Market Value of such shares on the first Grant Date during the calendar year; and

                  vi. the right to purchase shares will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

9.                PURCHASE OF SHARES

                  The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Common Stock ("Fair Market Value") to be purchased during such Purchase Period will be determined first as the closing composite sales price per share of the Common Stock in the New York Stock Exchange Composite Transactions Quotations on the first trading days of the calendar months of January and July, or such other trading dates designated by the Committee (the "Grant Date"). The Fair Market Value of the Common Stock will again be determined in the same manner on the last trading days of the calendar months of June and December, or such other trading dates designated by the Committee (the "Purchase Date"). Notwithstanding the foregoing, the Fair Market Value of Common Stock to be purchased during the Purchase Period beginning on the Effective Date shall be the initial price to public as set forth on the cover page of the prospectus relating to the initial public offering of shares of Common Stock. In no event, however, shall the Committee, in the exercise of its discretion, designate a Purchase Date that fails to meet the requirements of Section 423(b)(7) of the Code. These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

                  As of the Purchase Date, the Committee shall apply the funds then credited to each Participant's account to the purchase of shares of Common Stock. The cost to the Participant for the shares purchased during a Purchase Period shall be the lower of:

                  i. 85 percent of the Fair Market Value of Common Stock on the Grant Date; or

                  ii. 85 percent of the Fair Market Value of Common Stock on the Purchase Date.

In the case of any Participant whose compensation is not paid in U.S. dollars, amounts accumulated in such Participants' account shall be converted into U.S. dollars on each Purchase Date by reference to the New York foreign exchange selling rates reported in The Wall Street Journal for the last business day immediately preceding such Purchase Date.

                  Certificates evidencing shares purchased shall be delivered to the Custodian or delivered to the Participant (if the Participant has elected by written notice to the Committee to receive the certificate) as soon as administratively practicable after the Purchase Date; however, certificates shall not be delivered to the Participant within 18 months of the Purchase Date of the underlying shares, except as otherwise provided herein. Notwithstanding the foregoing, Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Shares that are held by the Custodian shall be held in book entry form. Each Participant shall be credited with the number of whole and fractional shares acquired on the Purchase Date with the funds credited to the Participant's account on such Purchase Date. Any Participant (i) who purchases stock at the end of a Purchase Period and is not re-enrolled in the Plan for the next Purchase Period or (ii) who withdraws his contributions from the Plan prior to the next Purchase Date shall have a certificate for the number of whole shares held in his account and cash for any fractional share in his account retained by the Custodian. Such Participant may elect to receive a certificate for the number of whole shares held in his account 18 months after such shares were purchased. This 18-month requirement may be waived by the Committee, in its sole discretion. Until such certificates are distributed to the Participant, the Participant will not be permitted to transfer ownership of the certificates except as contemplated by Section 10 or
Section 14 of the Plan. Any Participant who terminates employment will receive a certificate for the number of shares held in his account and cash for any fractional share and any accumulated contributions. If for any reason the purchase of shares with a Participant's allocations to the Plan exceeds or would exceed the Maximum Share Limitation, the excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

                  If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to excess enrollment shall be refunded as soon as administratively practicable. The Committee in its discretion may also provide that excess enrollments may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations set forth under Section 423 of the Code.

10.               WITHDRAWAL OF SHARES AND SALE OF SHARES

                           (a) A Participant may elect to withdraw at any time (without withdrawing from participation in the Plan) shares that have been held in his account for at least 18 months by giving notice to the person designated by the Committee in the appropriate manner. Upon receipt of such notice from the person designated by the Committee, the Custodian will arrange for the issuance and delivery of such shares held in the Participant's account as soon as administratively practicable.

                           (b) Notwithstanding anything in the Plan to the contrary, a Participant may sell shares that are held in his account, including shares that have been held in his account for less than 18 months, by giving notice to the person designated by the Committee in the appropriate manner. Upon receipt of such notice from the person designated by the Committee, the Custodian will arrange for the sale of such Participant's shares. Any sale will be deemed to occur on the last business day of the month in which the Participant provides such notice to the person designated by the Committee, or at such other time as the Committee shall establish. The proceeds of any sale under this subsection 10(b), less any associated commissions and required withholding for taxes, shall be paid to the Participant as soon as practicable after the sale.

11.               TERMINATION OF PARTICIPATION

                  The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (other than the death of the Participant, but including retirement and disability) or the Participant otherwise becomes ineligible. Participation terminates immediately after the Purchase Date if the Participant is not re-enrolled in the Plan for the next Purchase Period or if the Participant has suspended payroll deductions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. For purposes of the Plan, a Participant is not deemed to have terminated his employment if he transfers employment from Lennox to a Subsidiary, or vice versa, or transfers employment between Subsidiaries. An individual shall also not lose the right to have shares purchased for his account if he is transferred to a corporation that qualifies as a Subsidiary except that it has not adopted the Plan. In any such case shares will be purchased with amounts maintained in such account as of the date of such transfer. The Participant shall not participate thereafter unless he again becomes employed by the Company.

12.               UNPAID LEAVE OF ABSENCE

                  Unless the Participant has voluntarily withdrawn his contributions from the Plan, shares will be purchased for his account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant, provided such leave does not constitute a termination of employment. The number of shares to be purchased will be determined by applying to the purchase the amount of the Participant's contributions made up to the commencement of such unpaid leave of absence. If the Participant's unpaid leave of absence both commences and terminates during the same Purchase Period and he has resumed eligible employment prior to the Purchase Date related to that Purchase Period, he may also resume payroll deductions immediately, and shares will be purchased for him on such Purchase Date as otherwise provided in Section 9.

13.               DESIGNATION OF BENEFICIARY

                  Each Participant may designate one or more beneficiaries in the event of death and may, in his sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the person designated by the Committee and shall control over any disposition by will or otherwise.

                  As of the next Purchase Date following the death of a Participant, amounts credited to his account shall be, at the election of the Participant's designated beneficiary or, in the absence of such designation, of the executor, administrator or other legal representative of the Participant's estate, paid in cash or applied to the purchase of shares as provided in Section 9, and in such case a certificate for any shares shall be delivered to such person. Such payment or delivery shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall be permitted to make such an election, unless the Participant has given express contrary instructions.

14.               ASSIGNMENT

                  Except as provided in Section 13, the rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant, other than by will or the laws of descent and distribution. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant's election to purchase Common Stock shall terminate, and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant's account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares under the Plan shall be exercisable during the Participant's lifetime only by him.

15.               COSTS

                  All costs and expenses incurred in administering this Plan shall be paid by the Company. Any brokerage fees for the sale or transfer of shares purchased under the Plan shall be paid by the Participant.

16.               REPORTS

                  At the end of each Purchase Period, the Company shall provide or cause to be provided to each Participant a report of his contributions and the number of shares of Common Stock purchased with the amount credited to the Participant's account as of the Purchase Date for such Purchase Period.

17.               EQUAL RIGHTS AND PRIVILEGES

                  All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Section 423. This Section 17 shall take precedence over all other provisions in the Plan.

18.               RIGHTS AS STOCKHOLDERS

                  A Participant will have no rights as a stockholder under the election to purchase until he becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in Section 9 at the close of business on the last business day of the Purchase Period.

19.               MODIFICATION AND TERMINATION

                  The Board may amend or terminate the Plan at any time insofar as permitted by law. No amendment shall be effective unless within one year of the time it is adopted by the Board it is approved by the holders of a majority of outstanding shares of Common Stock, if and to the extent such amendment is required to be approved by stockholders in order to cause the rights granted under the Plan to purchase shares of Common Stock to meet the requirements of
Section 423 of the Code (or any successor provision).

                  The Plan shall terminate after all Common Stock issued under the Plan has been purchased, unless terminated earlier by the Board or unless additional Common Stock is issued under the Plan with the approval of the stockholders. In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Plan are terminated prior to expiration, all funds contributed to the Plan which have not been used to purchase shares shall be returned to the Participants as soon as administratively practicable.

20.               BOARD AND SHAREHOLDER APPROVAL; EFFECTIVE DATE

                  This Plan was adopted by the Board on September 11, 1998, and was amended by the Board on March 12, 1999, and shall be effective as of the Effective Date. Notwithstanding the foregoing, the adoption of the Plan is expressly conditioned upon (i) the consummation of the Company's proposed initial public offering of Common Stock and (ii) the approval by the holders of a majority of outstanding shares of Common Stock within 12 months of the date of Board approval. If the stockholders of the Company should fail so to approve this Plan, this Plan shall terminate and cease to be of any further force or effect and all purchases of shares of Common Stock under the Plan shall be null and void.

21.               GOVERNMENTAL APPROVALS OR CONSENTS

                  This Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 19, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

22.               LISTING OF SHARES AND RELATED MATTERS

                  If at any time the Board or the Committee shall determine, based on opinion of legal counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or reporting system or under any state or Federal law is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration or qualification shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to legal counsel.

23.               EMPLOYMENT RIGHTS

                  The Plan shall neither impose any obligation on the Company to continue the employment of any Participant, nor impose any obligation on any Participant to remain in the employ of the Company.

24.               WITHHOLDING OF TAXES

                  The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the purchase of Common Stock under the Plan.

25.               GOVERNING LAW

                  The Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the state of Delaware.

26.               USE OF GENDER

                  The gender of words used in the Plan shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

27.               OTHER PROVISIONS

                  The agreements to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.